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                                                                       EXH. 99.1



November 23, 2004


DISTRIBUTION: Business Editor

FROM:  Gerald Murphy, Chief Financial Officer and Treasurer, (704) 388-9174

HEADLINE: Hatteras Income Securities, Inc. (NYSE: HAT); Plan of Liquidation, Dividend, Portfolio Management Changes and Appointment of New Officers

FOR IMMEDIATE RELEASE

Plan of Liquidation and Termination

At meetings held November 17-18, 2004, the Board of Directors of Hatteras Income Securities, Inc. (the "Company") approved a Plan of Liquidation and Termination (the "Plan") for the Company. The Plan is intended to accomplish the complete liquidation and termination of the Company as both a registered investment company and a North Carolina corporation.

Shareholder approval of the Plan is required. Accordingly, a proxy statement will be mailed to shareholders who hold shares as of record on December 17, 2004, soliciting their approval of the Plan at a February 18, 2005 shareholder meeting. If the Plan is approved, the Company will cause the orderly liquidation of all of its assets to cash form and will make a liquidating distribution to each shareholder equal to the shareholder's number of shares in the Company multiplied by the net asset value per share.

Dividend

The next monthly dividend is payable on December 31, 2004 to shareholders of record on December 13, 2004. The December dividend distribution is expected to be $0.051 per share. The December dividend represents a reduction from the previous month's dividend of $0.065 per share. The reduction will more closely align the dividend with the earnings of the underlying assets within the Company's portfolio. As of November 19, 2004, the net asset value per share of the Company was $14.70.

Portfolio Management Changes

Effective October 11, 2004, Marie Schofield and Carl Pappo, members of the Banc of America Capital Management, LLC ("BACAP") Core Fixed Income Team, individually assumed portfolio management responsibilities for the Company. Prior to that date, the BACAP Core Fixed Income Team, as a team, managed the portfolio of the Company. This change in portfolio management has not affected, nor is it expected to affect, the Company's portfolio management activities or day-to-day operations.

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Appointment of New Officers

At meetings held November 17-18, 2004, the Board of Directors of the Company accepted the resignation of Mr. Keith Banks as President and Chief Executive Officer of the Company and appointed Mr. Christopher Wilson as his replacement, effective January 1, 2005. In addition, the Board of Directors of the Company accepted the resignation of Mr. Gerald Murphy as Treasurer and Chief Financial Officer of the Company and appointed Mr. J. Kevin Connaughton as his replacement, also effective January 1, 2005. These change in officers are not expected to affect the Company's management activities or day-to-day operations.

         The Company is a publicly traded closed-end registered investment company, advised by BACAP, a Columbia Management entity. Columbia Management entities are subsidiaries of Bank of America Corporation.